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                                                              EXHIBIT 99.B.15(c)

                       Schedule dated November 13, 1995
                                    to the
                                 Marquis Funds
                                    Class B
                               Distribution Plan

The Distributor receives a fee, paid on a monthly basis, as set forth below. This fee is calculated based on the annual rate said below, applied to the average daily net assets of each Portfolio.

Portfolio                                         Fee
---------                                         ---
Treasury Securities Money Market Fund             .25%
Tax Exempt Money Market Fund                      .25%